UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 23, 2016
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-1000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Common Stock Target Dividend Payout Ratio and Cash Dividend Increase

Effective May 23, 2016, the Board of Directors of each of PG&E Corporation and its subsidiary, Pacific Gas and Electric Company (the “Utility”), adopted a new target dividend payout ratio range (the proportion of earnings paid out as dividends) of 55 percent to 65 percent, with a target to reach a payout ratio of approximately 60 percent by 2019.

Also effective May 23, 2016, the Board of Directors of PG&E Corporation adopted a new annual common stock cash dividend of $1.96 per share ($0.49 per share quarterly), an increase from the current annual cash dividend of $1.82 per share ($0.455 per share quarterly), and the Board of Directors of the Utility adopted a new annual common stock cash dividend of $976 million ($244 million quarterly), an increase from the current annual cash dividend of $716 million ($179 million quarterly).

Each of the Boards retains authority to change its target dividend payout ratio and annual dividend at any time, especially if unexpected events occur that would change the Board’s views as to the prudent level of cash conservation. No dividends are payable until after the respective Board of Directors of PG&E Corporation and the Utility declares a dividend.

For 2016, PG&E Corporation has forecasted total capital investments of about $5.6 billion, funding continued enhancements in the company’s gas and electric systems.

Common and Preferred Stock Cash Dividend Declarations

Effective May 23, 2016, the Board of Directors of PG&E Corporation declared a cash dividend on PG&E Corporation’s common stock for the second quarter of 2016, in the amount of $0.49 per share from PG&E Corporation’s retained earnings, payable on July 15, 2016 to shareholders of record on June 30, 2016.

Also effective May 23, 2016, the Board of Directors of the Utility declared a cash dividend on the Utility’s common stock for the second quarter of 2016, in the aggregate amount of $244 million from the Utility’s retained earnings, payable to PG&E Corporation no later than June 1, 2016.  The Board of Directors of the Utility also declared the regular preferred stock dividend for the three-month period ending July 31, 2016, payable on August 15, 2016 to shareholders of record on July 29, 2016.

Forward-Looking Statements

This report contains forward-looking statements regarding PG&E Corporation’s and the Utility’s target to reach a payout ratio of approximately 60 percent by 2019 and PG&E Corporation’s forecasted total capital investments of about $5.6 billion for 2016, that are based on current expectations and assumptions, including anticipated future capital expenditures and cash flows of PG&E Corporation and the Utility, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: whether actual costs are higher than forecasted; changes in the scope and timing of capital projects included within the forecasts; the outcome of the Utility’s 2015 Gas Transmission and Storage rate case and other rate cases; the outcome of the federal criminal prosecution of the Utility; the outcome of the Butte fire litigation, and whether the Utility’s insurance is sufficient to cover the Utility’s liability resulting therefrom, whether insurance is otherwise available, and whether additional investigations and proceedings will be opened; the outcome of the California Public Utilities Commission’s pending orders instituting investigation; the ability of PG&E Corporation and the Utility to access capital markets and other sources of debt and equity financing in a timely manner on acceptable terms; the outcome of federal or state tax audits and the impact of any changes in federal or state tax laws, policies, regulations, or interpretations; the timing and amount of tax payments and refunds; the timing and amount of insurance payments; and the other factors disclosed in PG&E Corporation and the Utility’s joint Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

	By:	/s/ JASON P. WELLS
Dated: May 23, 2016		JASON P. WELLS Senior Vice President and Chief Financial Officer

PACIFIC GAS AND ELECTRIC COMPANY

	By:	/s/ LINDA Y.H. CHENG
Dated: May 23, 2016		LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary